Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of Oxygen Biotherapeutics, Inc. on Form S-8 (No. 333-167175) and related prospectuses as well as the Registration Statement of Oxygen Biotherapeutics, Inc. on Form S-3 (No. 333-165733), Form S-3 (No. 333-187441) and Form S-3 (No. 333-187888) of our audit report dated June 26, 2013, with respect to the financial statements of Oxygen Biotherapeutics, Inc., which report appears in the Annual Report on Form 10-K of Oxygen Biotherapeutics, Inc. for the years ended April 30, 2013 and 2012.

/s/ CHERRY BEKAERT LLP

Raleigh, North Carolina
June 26, 2013